UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONSOLIDATED WATER CO. LTD.

(Name of Registrant as Specified In Its Charter)

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CONSOLIDATED WATER CO. LTD.

Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands

Notice of Annual General Meeting of Shareholders
to be held on Wednesday, May 27, 2015

Notice is hereby given that the Annual General Meeting of Shareholders of Consolidated Water Co. Ltd. (the “Company”) will be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 27, 2015, for the purpose of considering and acting upon the following matters:

1.	The election of three Group III directors to the Board of Directors;
2.	The advisory vote on executive compensation;
3.	The ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, at the remuneration to be determined by the Audit Committee of the Board of Directors; and
4.	Such other business as may properly come before the meeting.

Admittance to the meeting will be limited to shareholders. The Board of Directors has fixed the close of business on March 25, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting. EACH SHAREHOLDER IS URGED TO SUBMIT A PROXY AS SOON AS POSSIBLE VIA EITHER THE INTERNET OR MAIL. ANY PROXY (AND ANY POWER OF ATTORNEY OR OTHER AUTHORITY UNDER WHICH IT IS SIGNED, OR A NOTARIZED COPY OF SUCH AUTHORITY) MUST BE DEPOSITED BY MAIL AT THE FOLLOWING ADDRESS: VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 OR ELECTRONICALLY AT WWW.PROXYVOTE.COM AT LEAST 24 HOURS BEFORE THE MEETING IN ORDER TO BE VOTED AT THE MEETING. SHAREHOLDERS WHO EXECUTE A PROXY MAY ATTEND THE MEETING. ATTENDANCE AT THE MEETING WILL AUTOMATICALLY REVOKE A SHAREHOLDER’S PREVIOUSLY SUBMITTED PROXY. THEREFORE, A SHAREHOLDER WHO ATTENDS THE MEETING WILL NEED TO VOTE HIS, HER OR ITS SHARES AT THE MEETING IN ORDER FOR HIS, HER OR ITS SHARES TO BE COUNTED. IN THE CASE OF JOINT HOLDERS, THE VOTE OF THE SENIOR HOLDER WHO TENDERS A VOTE, WHETHER IN PERSON OR BY PROXY, SHALL BE ACCEPTED TO THE EXCLUSION OF THE VOTES OF THE OTHER JOINT HOLDERS, AND FOR THIS PURPOSE SENIORITY SHALL BE DETERMINED BY THE ORDER IN WHICH THE NAMES OF THE HOLDERS STAND IN THE REGISTER.

By Order of the Board of Directors,

Wilmer F. Pergande
Chairman of the Board
April 17, 2015

Enclosures

CHAIRMAN’S LETTER

Dear Fellow Shareholders:

In response to last year’s unfavorable vote on executive compensation (“Say-on-Pay”), the Compensation Committee of your Board of Directors spent a considerable amount of time and effort in 2014 continuing to work with the independent executive compensation consultant of Consolidated Water Co. Ltd. (the “Company”) in order to review the Company’s executive compensation plans and programs. After careful consideration of the recommendations of the Company’s executive compensation consultant and the Summary Proxy Voting Guidelines published by Institutional Shareholder Services, your Board of Directors, guided by the Compensation Committee, initiated the following actions:

•	redesigned the short-term incentive compensation for the Company’s executive officers for 2014 and beyond to provide for both Company and individual performance goals in an effort to increase transparency and the relationship between executive compensation and the Company’s performance; and
•	approved changes to the long-term incentive compensation for the Company’s executive officers for 2015 and beyond to better align the interests of the Company’s executive officers with those of shareholders by providing for the grant of restricted stock units to the executive officers, a portion of which would vest upon the achievement of long-term Company performance goals and the remainder of which would vest over time.

A description of these revisions to the executive compensation program is set forth in the “Compensation Discussion and Analysis” section of this year’s Proxy Statement.

We have expanded the “Compensation Discussion and Analysis” section of this year’s Proxy Statement to include additional tables with respect to the revised incentive compensation program.

On behalf of your Board of Directors, I request your support for the proposals to be considered at the 2015 Annual General Meeting of Shareholders.

Sincerely,

Wilmer F. Pergande
Chairman of the Board of Directors

CONSOLIDATED WATER CO. LTD.

Annual General Meeting of Shareholders
Wednesday, May 27, 2015
Proxy Statement

This Proxy Statement has been prepared and is distributed and made available by the board of directors (the “Board of Directors”) of Consolidated Water Co. Ltd. (the “Company”) in connection with the solicitation of proxies for the Annual General Meeting of Shareholders of the Company (the “Annual General Meeting”) to be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Wednesday, May 27, 2015, and any adjournment or postponement thereof for the purpose set forth in the accompanying Notice of Annual General Meeting of Shareholders.

This Proxy Statement and the accompanying form of proxy will be distributed to shareholders and will be made available for viewing, downloading and printing by shareholders at www.proxyvote.com, on or about April 17, 2015. The Company will bear the cost of the solicitation of proxies.

Only holders of record of the Company’s Ordinary Shares, par value CI$0.50 per share (the “Ordinary Shares”), and the Company’s Redeemable Preference Shares, par value CI$0.50 per share (the “Redeemable Preference Shares”), on the books of the Company at the close of business on March 25, 2015, are entitled to vote at the Annual General Meeting. On that date, 14,734,272 Ordinary Shares and 36,840 Redeemable Preference Shares were issued and outstanding. Our Ordinary Shares and Redeemable Preference Shares are referred to as “common stock” and “redeemable preferred stock,” respectively, in our consolidated financial statements prepared in accordance with United States generally accepted accounting principles. All matters that come before this Annual General Meeting will be decided by a poll that will be demanded in each case by Frederick W. McTaggart or David W. Sasnett, the persons who are appointed proxies in the proxy card which accompanies this Proxy Statement. Each shareholder of record is entitled to one vote for each Ordinary Share or Redeemable Preference Share (collectively, the “Shares”) held on all polled matters that come before the Annual General Meeting. The holders of 33 1/3% of the issued and outstanding Shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

For Proposal 1, the election of three directors, each of the nominees shall be elected as a director if the number of Shares cast “for” such nominee’s election exceeds the number of Shares voted “against” such nominee’s election. The approval of holders of at least a majority of the Shares cast is required for: (i) Proposal 2, the advisory vote on executive compensation; and (ii) Proposal 3, the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Abstentions and “broker non-votes” (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) are not treated as votes cast and, therefore, will not affect the outcome of the vote.

Shares represented by a properly executed proxy must be received not later than 24 hours before the scheduled time of the meeting and, if received in time to permit its use at the meeting or any postponement or adjournment thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the Shares represented by the proxy will be voted (i) “for” the election of the nominees for director; (ii) “for” the approval of executive compensation; and (iii) “for” the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm.

A shareholder of record who has given a proxy may revoke it at any time before it is voted at the meeting by giving written notice of such revocation to the office of the Secretary of the Company, or by executing and delivering to the Company not later than 24 hours before the scheduled time of the meeting a proxy bearing a later date. A proxy will be revoked automatically if a shareholder attends the meeting.

Shareholders may, by electronic means via the Internet or by mail, appoint a proxy to vote Shares as more fully described below:

•	By Internet: Go to www.proxyvote.com and follow the instructions. Shareholders should have their proxy card available when accessing the site.
•	By Mail: If shareholders have received a proxy card, shareholders should mark their vote, sign their name exactly as it appears on the proxy card, date the card and return it in the envelope provided.

Unless otherwise indicated herein, all references to “$” are to United States dollars and all references to “CI$” are to Cayman Island dollars.

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PROPOSAL 1

Election of Group III Directors

The shareholders of the Company will vote on the election of three Group III directors at the Annual General Meeting. Each of the nominees listed below has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual General Meeting. If, prior to the Annual General Meeting, any of the nominees should become unavailable to serve, the proxies in such nominee’s favor will be void. The Board of Directors knows of no reason to anticipate that this will occur.

In accordance with the Company’s Articles of Association, the Board of Directors is divided into three groups, designated Group I, Group II and Group III. At the 2015 Annual General Meeting, shareholders will vote on the election of the Group III directors. Directors in Group I and Group II will be eligible for reelection at the Company’s Annual General Meetings in 2016 and 2017, respectively. Each group, upon election, serves for a three-year term.

The affirmative vote of the holders of a majority of the Shares cast at the Annual General Meeting is required to elect each director. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote. Unless a shareholder specifies otherwise on the accompanying proxy, its shares will be voted “FOR” the Group III nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Information Regarding Group III Directors

Wilmer F. Pergande, age 75, has been a director of our Company since 1978 and Chairman since 2009. He has 50 years of management, sales and engineering experience in the desalination industry. Mr. Pergande is the principal of WF Pergande Consulting LLC and currently provides consulting engineering services in metallurgy, fluid dynamics and chemical separation technologies. He retired in 2006 as the Global Leader for Desalination and Process Equipment for GE Infrastructure, Water and Process Technologies, which position he held since 2002. Mr. Pergande previously held the position of Vice President of Special Projects of Osmonics Inc. and CEO of a desalination subsidiary of Osmonics Inc., a publicly traded water treatment and purification company, until its acquisition by General Electric Co. Before joining Osmonics, Mr. Pergande was the Chief Executive Officer of Licon International Inc., a publicly traded manufacturer of liquid chemical separation, purification and processing equipment. Previously, Mr. Pergande was the President of Mechanical Equipment Company Inc. (MECO) for 14 years and held engineering, sales and executive managerial positions with AquaChem Inc., both companies being manufacturers of seawater desalination equipment. He served three terms as a Director of the International Desalination Association, in which he held the positions of Treasurer and Secretary.

Mr. Pergande was selected to serve as a member of our Board of Directors because of his management and engineering experience in the desalinization industry, and for his organizational, sales and marketing skills.

Leonard J. Sokolow, age 58, became a director of our Company on June 1, 2006. From November 1999 until January 2007, Mr. Sokolow was CEO and President, and a member of the Board of Directors, of vFinance Inc., a publicly-traded financial services company, which he cofounded. Mr. Sokolow was the Chairman of the Board of Directors and CEO of vFinance Inc. from January 2007 until July 2008, when it merged into National Holdings Corporation, a publicly traded financial services company. From July 2008 until July 2012, Mr. Sokolow was President of National Holdings Corporation, and since July 2008 he has been Vice-Chairman of the Board of Directors of National Holdings Corporation. From July 2012 until December 2014, Mr. Sokolow was a consultant and partner at Caribou LLC, a strategic advisory services firm. Since January 1, 2015, Mr. Sokolow has been CEO and President of Newbridge Financial Inc. and Chairman of its principal subsidiary, Newbridge Securities Corporation. Mr. Sokolow was Founder, Chairman and Chief Executive Officer of the Americas Growth Fund Inc., a closed-end 1940 Act management investment company, from 1994 to 1998. From 1988 until 1993, Mr. Sokolow was EVP and General Counsel of Applica Inc., a publicly-traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a Certified Public Accountant for Ernst

& Young and KPMG Peat Marwick, and since April 2010 and August 2013, respectively, he has served as a Director and the Chairman of the Audit Committee of Alberta Oilsands Inc. (TSX-V: AOS).

Mr. Sokolow was selected to serve as a member of our Board of Directors because of his experience as a director and principal executive officer, his legal, accounting, auditing and consulting background, and his qualifications to serve as our “audit committee financial expert.”

Raymond Whittaker, age 61, has served as a director of our Company since 1988. Mr. Whittaker was the Managing Director of TransOcean Bank & Trust Ltd., a bank and trust company located in the Cayman Islands and a subsidiary of Johnson International Inc., a bank holding company located in Racine, Wisconsin from 1984 to December 2000. He is now the principal of his own company and management firm, FCM Ltd. On August 25, 2014, Mr. Whittaker was recognized as a Governance Fellow by the National Association of Corporate Directors (“NACD”) upon completion of NACD’s Governance Program and in recognition of an ongoing commitment to exemplary board leadership. Mr. Whittaker continues to participate in various NACD programs.

Mr. Whittaker was selected to serve as a member of our Board of Directors because of his management, financial and banking experience.

Information Regarding Group I Director — For Information Purposes — Not to Be Elected at the 2015 Annual General Meeting

Brian E. Butler, age 65, has been a director of our Company since 1983. Mr. Butler, a full-time resident of the Cayman Islands, has since 1977 directed a consortium of property development companies presented under the Butler name specializing in luxury resort projects in the Cayman Islands, the Turks and Caicos Islands, and British Columbia, Canada.

Mr. Butler was selected to serve as a member of our Board of Directors because of his nearly 45 years of experience as a property developer (38 of those years in the Caribbean), his business and financial knowledge acquired during that period and his knowledge of and business connections in the Cayman Islands.

Information Regarding Group II Directors — For Informational Purposes — Not to Be Elected at the 2015 Annual General Meeting

Carson K. Ebanks, age 59, became the Cayman Islands government-nominated director of our Company in May of 2001. Mr. Ebanks was the Director of Planning for the Cayman Islands from 1991 to 1997. He served the Cayman Islands Government as a Chief Officer beginning in 1997, and, when he retired in November 2011, he was Chief Officer for the Ministry of Finance, Tourism and Development. Mr. Ebanks is a Justice of the Peace, a Fellow of the Royal Geographic Society and a member of the Most Excellent Order of the British Empire. He holds a Bachelor of Environmental Studies (Hons. Urban and Regional Planning — Peace and Conflict Studies Minor) from the University of Waterloo and a Master of Arts — Planning in Community and Regional Planning from the University of British Columbia. He is a trustee of the National Gallery of the Cayman Islands and is the Secretary General of the Cayman Islands Olympic Committee. Mr. Ebanks has served on the Boards of the Trustee of Cayman Islands National Museum, the Cayman Islands Airports Authority, the Cayman Islands Port Authority, Cayman Islands Turtle Farm, Cayman Islands Airways, the Cayman Islands Civil Service Co-operative Credit Union, the Housing Development Corporation, the Water Authority-Cayman and the National Roads Authority.

Mr. Ebanks, who was nominated to serve on our Board of Directors by the Cayman Islands government, was selected to serve as a member of our Board of Directors because of his knowledge of government affairs, his contacts within the Cayman Islands government and his experience in the water industry.

Richard L. Finlay, age 56, has served as a director of our Company since 1995. Mr. Finlay is an attorney and notary public and has practiced law in the Cayman Islands since 1992. He retired from practice in 2014 and currently acts as a consultant. Prior to that, Mr. Finlay served as Director of Legal Studies of the Cayman Islands Government from 1989 to 1992. From 1983 to 1989, Mr. Finlay was a partner with a Canadian law firm located in Regina, Canada. Mr. Finlay has served as the Cayman Islands’ representative to the International Company and Commercial Law Review and is a former editor of the Cayman Islands Law Bulletin.

Mr. Finlay was selected to serve as a member of our Board of Directors because of his knowledge of our Company and experience as a corporate lawyer, practicing in the Cayman Islands and abroad.

Clarence B. Flowers, Jr., age 59, has been a director of our Company since 1991. Mr. Flowers is, and has been since 1985, the principal of Orchid Development Company, a real estate developer in the Cayman Islands. Mr. Flowers also serves as a director of C.L. Flowers & Sons, which is the largest manufacturer of wall systems in the Cayman Islands, and Cayman National Bank, a retail bank.

Mr. Flowers was selected to serve as a member of our Board of Directors because of his more than 40 years of experience in the construction industry as a real estate developer in the Cayman Islands.

Frederick W. McTaggart, age 52, has been a director of our Company since 1998, President since October 2000 and Chief Executive Officer since January 1, 2004. Mr. McTaggart served as Chief Financial Officer of the Company from February 2001 to January 1, 2004. From April 1994 to October 2000, Mr. McTaggart was the Managing Director of the Water Authority — Cayman, the government-owned water utility serving certain areas of the Cayman Islands. From March 1987 to April 1994, he held the positions of Deputy Director and Operations Engineer with the Water Authority — Cayman. He received his B.S. degree in Building Construction from the Georgia Institute of Technology in 1985. Mr. McTaggart is the brother of Mr. Gregory S. McTaggart, the Vice President of Cayman Operations.

Mr. McTaggart was selected to serve as a member of our Board of Directors because of his technical and managerial experience in the water industry and his experience as the principal executive officer of the Water Authority — Cayman.

Board Leadership Structure and Risk Oversight

Mr. McTaggart currently serves as our principal executive officer, and Mr. Pergande, an independent director, currently serves as the Chairman of the Board of Directors. The Board of Directors has determined that having an independent director serve as Chairman of the Board of Directors is consistent with corporate governance best practices and is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting goals, objectives and agendas to establish priorities and procedures for the work of the Board of Directors.

The Board of Directors is engaged in the oversight of risk through regular updates from Mr. McTaggart, in his role as our Chief Executive Officer, and other members of our management team, regarding those risks confronting us, the actions and strategies necessary to mitigate those risks and the status and effectiveness of those actions and strategies. The updates are provided at regularly scheduled Board of Directors and Committee meetings as well as through more frequent informal meetings that include the Chairman of the Board of Directors, our Board of Directors, our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our Chief Operating Officer (“COO”) and other members of our management team. The Board of Directors provides insight into the issues, based on the experience of its members, and provides constructive challenges to management’s assumptions and assertions.

Governance of the Company

Pursuant to the Company’s Memorandum of Association, Articles of Association and Cayman Islands law, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board of Directors has determined that the directors nominated for re-election and all of the directors whose terms will continue after the Meeting, other than Mr. McTaggart, are “independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The Board of Directors based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations, family and other relationships.

The Company schedules meetings of the Board of Directors quarterly, in conjunction with its Annual General Meeting, and as necessary throughout the year. The Company expects that all directors will attend each meeting, absent a valid reason, such as a scheduling conflict. The Board of Directors held six meetings during 2014.

Each director attended at least 75% of the aggregate of:  (i) the total number of meetings of the Board of Directors held during 2014, and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during 2014.

The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer) and employees. Our Code of Business Conduct and Ethics is posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

If, in the future, the Board of Directors amends the Code of Business Conduct and Ethics or grants a waiver to our principal executive officer, principal financial officer or principal accounting officer with respect to the Code of Business Conduct and Ethics, the Company will post the amendment or a description of the waiver on the “Investors — Governance” section of the Company’s website.

Committees of the Board of Directors

The Board of Directors has the following three committees:  (1) Compensation, (2) Audit and (3) Nominations and Corporate Governance. The Board of Directors has adopted a written charter for each of the committees. Such charters are posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

Director	Compensation Committee	Audit Committee	Nominations and Corporate Governance Committee
Brian E. Butler			C
Carson K. Ebanks	X
Richard L. Finlay	C
Clarence B. Flowers, Jr.	X
Frederick W. McTaggart
Wilmer F. Pergande		X	X
Leonard J. Sokolow		C	X
Raymond Whittaker	X	X

X — Member of Committee

C — Chairman

Compensation Committee

The Compensation Committee consists of Messrs. Ebanks, Finlay, Flowers and Whittaker. The Compensation Committee met five times during 2014.

The Compensation Committee is responsible for developing, reviewing and approving the executive compensation program for the Company and its subsidiaries; assessing executive performance; making grants of salary and annual incentive compensation; approving certain employment agreements; and reviewing and consulting with the Company’s management regarding the Compensation Discussion and Analysis that is included in the Company’s proxy statement for each annual meeting. The Board of Directors has adopted a written charter for the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee are “independent directors,” as such term is defined under the applicable rules of NASDAQ.

Audit Committee

The Audit Committee consists of Messrs. Pergande, Sokolow and Whittaker. The Audit Committee met four times during 2014.

The Audit Committee assists the Board of Directors in monitoring the financial reporting process, the internal control structure, the independence and performance of the internal audit controls and functions, the independent registered public accountants and the approval of outside consulting services pertaining to the operating functions of the Company. Its primary duties are to serve as an independent and objective party to monitor the Company’s financial process and internal control system, to review and appraise the audit effort of the Company’s independent accountants and to provide an open avenue of communications among the independent accountants, financial consultants, financial and senior management and the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee, and the Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. During the year, the Board of Directors examined the composition of the Audit Committee in light of NASDAQ’s corporate governance rules and the regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) applicable to audit committees. Based upon this examination, the Board of Directors has determined that all members of the Audit Committee are “independent directors” within the meaning of applicable rules and regulations of NASDAQ and the SEC. The Board of Directors has also determined that Mr. Sokolow qualifies as an “audit committee financial expert” as defined under applicable rules and regulations of NASDAQ and the SEC.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee consists of Messrs. Butler, Pergande and Sokolow. The Nominations and Corporate Governance Committee held three meetings in 2014.

In 2013, the Nominations and Corporate Governance Committee developed and initiated an annual Board and Committee self-evaluation process as a forum to examine individual and collective performance for the purpose of overall Board development.

In 2012, the Nominations and Corporate Governance Committee prepared a Succession Policy plan for the Company, which was approved by the Board of Directors on February 19, 2013.

The Nominations and Corporate Governance Committee’s duties and responsibilities are as set out in the Nominations and Corporate Governance Committee Charter. The Nominations and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and the qualifications of the members of the Board of Directors, establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board of Directors. The Board of Directors has determined that all members of the Nominations and Corporate Governance Committee are “independent directors,” as such term is defined under applicable rules of NASDAQ.

The criteria for the Nominations and Corporate Governance Committee to recommend nominees for membership on the Board of Directors is contained in the “Consolidated Water Co. Ltd. Corporate Governance Guidelines,” whereby candidates should possess certain applicable qualifications, skills, business experience, personal values, high ethical standards and a commitment to full participation on the Board of Directors and its committees, among other criteria, and whereby diversity shall be a commitment in any such recommendations.

To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications in writing to the Secretary of the Company, Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.

Shareholder Communication With Directors

Shareholders of the Company who want to communicate with the Board of Directors or any individual director may write to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

The letter should include a statement indicating that the sender is a shareholder of the Company. The Secretary will review all shareholder letters with the Board of Directors and depending on the subject matter will:

•	Regularly forward any letter that deals with the function of the Board of Directors or any committees of the Board of Directors (or any matter otherwise appropriate for Board attention) to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about the Company and stock-related matters;
•	Based upon the advice of appropriate legal counsel, not forward the letter if it relates to an improper or irrelevant topic; or
•	At each meeting of the Board of Directors, present a summary of all letters received since the last meeting that were not forwarded to the Board of Directors and make those letters available to the Board of Directors upon request.

Audit Committee Report

The Audit Committee submits the following report for 2014:

The Committee has reviewed and discussed with both management and the independent registered public accountants (the “independent auditors”) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2014. The Committee’s review included discussion with the independent auditors of matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors matters relating to their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Submitted by the Members of the 2014 Audit Committee

Wilmer F. Pergande
Leonard J. Sokolow
Raymond Whittaker

PROPOSAL 2

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires companies that are subject to the SEC’s proxy rules and regulations to hold a shareholder vote to approve, on an advisory (non-binding) basis, the compensation of their Named Executive Officers as disclosed in their proxy statements in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and corporate goals. Please read the “Compensation Discussion and Analysis” and “Additional Information Regarding Executive Compensation” sections included in this Proxy Statement for additional details about our executive compensation programs, including information relating to changes to our short-term and long-term compensation plans and the fiscal year 2014 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of financial performance and returns to shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation philosophy, policies and practices applicable to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent that there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2014 Annual General Meeting of Shareholders, approximately 48% of the votes cast on the advisory vote on the executive compensation proposal were cast in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement for last year’s meeting. Our Board of Directors and the Compensation Committee reviewed these final vote results and determined that, given the level of support, the Company should continue to work with our independent executive compensation consultant in order identify changes that should be made to our executive compensation plans and programs. After careful consideration of the recommendations of our executive compensation consultant and the Summary Proxy Voting Guidelines published by Institutional Shareholder Services, our Board of Directors, guided by the Compensation Committee, initiated the following actions:

•	redesigned the short-term incentive compensation for our executive officers for 2014 and beyond to provide for both Company and individual performance goals in an effort to increase transparency and the relationship between executive compensation and the Company’s performance; and
•	approved changes to the long-term incentive compensation for our executive officers for 2015 and beyond to better align the interests of our executive officers with those of our shareholders by providing for the grant of restricted stock units to the senior executives, a portion of which would vest upon the achievement of long-term Company performance goals and the remainder of which would vest over time.

We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual General Meeting of Shareholders.

The approval of holders of at least a majority of the Shares cast is required to approve this proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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PROPOSAL 3

Ratification of the Selection of Independent Accountants

The Audit Committee has selected Marcum LLP to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and to render other professional services as required, at the remuneration to be determined by the Audit Committee of the Board of Directors.

We are asking our shareholders to ratify the selection of Marcum LLP as our independent registered public accounting firm. Although ratification is not required by our Articles of Association or otherwise, the Board is submitting the selection of Marcum LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of the holders of a majority of the Shares voted at the Annual General Meeting is necessary to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Principal Accounting Fees and Services

The following table shows the fees that the Company and its affiliates paid or accrued for the audit and other services provided by Marcum LLP for the fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit	$345,000	$345,000
Audit-Related	—	—
Tax	2,000	2,000
All Other	—	—
Total	$347,000	$347,000

Audit Fees:  This category includes the fees for the examination of the Company’s consolidated financial statements and internal controls, review of the Company’s Annual Report on Form 10-K and quarterly reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees:  This category consists of services that are closely related to the financial audit process and primarily consists of review of reports filed and to be filed with the U.S. Securities and Exchange Commission and accounting advice relating thereto.

Tax Fees:  This category relates to professional services for tax compliance, tax advice and tax planning.

All audit and non-audit services performed by Marcum LLP were approved by the Audit Committee. The Audit Committee gives due consideration to the potential effect of non-audit services on maintaining the auditors’ independence.

The approval of holders of at least a majority of the Shares cast is required for this proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015, AT THE REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDERS MATTERS

The table below sets forth the beneficial ownership of our Ordinary Shares and Redeemable Preference Shares, of which 14,734,272 and 36,840, respectively, were outstanding as of March 25, 2015, by:

•	each person or entity that we know beneficially owns more than 5% of our Ordinary Shares or Redeemable Preference Shares;
•	each of our directors;
•	our Chief Executive Officer and our Chief Financial Officer during the year ended December 31, 2014, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2014; and
•	all of our executive officers and directors as a group.

Title of Class	Identity of Person or Group	Amount Owned**	Percentage of Class**
Ordinary Shares	Thomson Horstmann & Bryant, Inc.(1)	907,143	6.16%
Ordinary Shares	First Manhattan Co.(2)	737,772	5.01%
Ordinary Shares	Wilmer F. Pergande, Director, Chairman of the Board of Directors(3)	24,747	*
Ordinary Shares	Frederick W. McTaggart, Director, President and Chief Executive Officer(4)	141,761	*
Ordinary Shares	David W. Sasnett, Director, Executive Vice President and Chief Financial Officer(5)	21,994	*
Ordinary Shares	John Tonner, Executive Vice President and Chief Operating Officer(6)	23,200	*
Ordinary Shares	Ramjeet Jerrybandan, Vice President of Overseas Operations(7)	15,497	*
Ordinary Shares	Gerard J. Pereira Vice President of Engineering and Technology(8)	23,332	*
Ordinary Shares	Brian E. Butler, Director	15,588	*
Ordinary Shares	Carson K. Ebanks, Director	4,964	*
Ordinary Shares	Richard L. Finlay, Director	21,342	*
Ordinary Shares	Clarence B. Flowers, Jr., Director	20,649	*
Ordinary Shares	Leonard J. Sokolow, Director(9)	9,071	*
Ordinary Shares	Raymond Whittaker, Director	33,351	*
Ordinary Shares	Directors and Executive Officers as a Group(10)	493,111	3.32%
Redeemable Preference Shares	Kenneth Crowley Special Projects Engineer	1,908	5.18%

*	Indicates less than 1%.
**	Unless otherwise indicated, to our knowledge, the persons named in the table above have sole voting and investment power with respect to the shares listed. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable under stock options exercisable within 60 days after March 25, 2015 are deemed outstanding for that person, but are not deemed outstanding for computing the percentage of ownership of any other person.
(1)	On January 22, 2015, Thomson Horstmann & Bryant, Inc. filed a Schedule 13G (“Schedule 13G”) with the Securities and Exchange Commission. The Schedule 13G states that Thomson Horstmann & Bryant, Inc. has shared voting over 460,815 Ordinary Share, and sole dispositive power over 907,143 Ordinary Shares, held by funds to which Thomson Horstmann & Bryant, Inc. acts as an investment adviser. The address of Thomson Horstmann & Bryant, Inc. is 501 Merritt 7, Norwalk, CT 06851.

(2)	On February 11, 2015, First Manhattan Co. filed a Schedule 13G (“Schedule 13G”) with the Securities and Exchange Commission. The Schedule 13G states that First Manhattan Co. has shared voting over 686,752 Ordinary Share, and shared dispositive power over 737,772 Ordinary Shares, by reasons of advisory and other relationships with the persons who own the shares. The address of First Manhattan Co. is 399 Park Avenue, New York, NY 10022.
(3)	Of the 24,747 Ordinary Shares beneficially owned by Mr. Pergande, 23,247 have shared investment power, 1,000 are held in an individual retirement account (“IRA”) of Mr. Pergande and 500 are held in an IRA of Mr. Pergande’s spouse.
(4)	Of the 141,761 Ordinary Shares beneficially owned by Mr. Frederick W. McTaggart, 23,333 are issuable upon exercise of stock options within 60 days of March 25, 2015.
(5)	Of the 21,994 Ordinary Shares beneficially owned by Mr. Sasnett, 18,883 are issuable upon exercise of stock options within 60 days of March 25, 2015.
(6)	Of the 23,200 Ordinary Shares beneficially owned by Mr. Tonner, 18,000 are issuable upon exercise of stock options within 60 days of March 25, 2015.
(7)	Of the 15,497 Ordinary Shares beneficially owned by Mr. Jerrybandan, 11,802 are issuable upon exercise of stock options within 60 days of March 25, 2015.
(8)	Of the 23,332 Ordinary Shares beneficially owned by Mr. Pereira, 6,778 have shared investment power and 9,442 are issuable upon exercise of stock options within 60 days of March 25, 2015.
(9)	Of the 9,071 Ordinary Shares beneficially owned by Mr. Sokolow, all have shared investment power.
(10)	Of the 493,111 Ordinary Shares owned by the Directors and executive officers as a group, 46,716 have shared investment power, and 104,298 are issuable upon exercise of stock options within 60 days of March 25, 2015.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2014, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance under:

•	all compensation plans previously approved by our security holders; and
•	all compensation plans not previously approved by our security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	186,632	$10.18	1,243,361
Equity compensation plans not approved by security holders	—	—	*
Total	186,632	$10.18	1,243,361

*	This equity compensation plan does not have any limits on the amount of shares reserved for issuance under the plans.

EXECUTIVE OFFICERS

This section provides information concerning the Company’s executive officers:

Name	Position with Consolidated Water Co. Ltd.
Frederick W. McTaggart(1)	Director, President and Chief Executive Officer
David W. Sasnett(2)	Director, Executive Vice President and Chief Financial Officer
John Tonner	Executive Vice President and Chief Operating Officer
Armando Averhoff	Vice President of Information Technology
Brent Brodie	Vice President of Sales and Marketing
Ramjeet Jerrybandan	Vice President of Overseas Operations
Gregory S. McTaggart	Vice President of Cayman Operations
Robert B. Morrison	Vice President of Procurement and Logistics
Gerard J. Pereira	Vice President of Engineering and Technology
Douglas R. Vizzini	Vice President of Finance

(1)	For biographical information regarding Mr. McTaggart, see “Information Regarding Group II Directors.”
(2)	Mr. Sasnett’s term as a director will expire at the Annual General Meeting, and he has not been nominated for re-election.

David W. Sasnett, age 58, has served as a director of our Company since December 2004 and in June 2006 became our Executive Vice President and Chief Financial Officer. In 2005 and 2006, Mr. Sasnett was the Chief Financial Officer of VoIP Inc., a publicly traded provider of communication services utilizing voice over Internet protocol technology. During 2004, he was the Vice President of Finance and Controller for MasTec Inc., a specialty contractor and infrastructure provider traded on the New York Stock Exchange. Mr. Sasnett was the Chief Financial Officer of Catalina Lighting Inc., a publicly traded manufacturer and distributor of residential lighting and other consumer products from 1996 to 2002. Mr. Sasnett’s experience also encompasses more than 12 years with the auditing and consulting firm of Deloitte & Touché LLP. In March 2013, Mr. Sasnett was appointed to the Board of Directors of DubLi Inc.

John Tonner, age 53, became our Chief Operating Officer in September 2011, was appointed a Vice President of the Company in 2012 and became Executive Vice President in 2013. He is the former President and a partner in Water Consultants International, a leading desalination consulting firm. Mr. Tonner began working in the desalination and water treatment industry in 1985 and worked for Cayman Water from 1986 until 1990 where he was responsible, among other things, for our Company’s first seawater reverse osmosis plant. He has broad practical and engineering experience involving all commercially viable desalination processes. Mr. Tonner is registered to practice as a Chartered Engineer, Chartered Environmentalist and European Ingenieur. He has more than 28 years of experience with reverse osmosis and membrane technology and has patented reverse osmosis energy recovery techniques. Mr. Tonner has provided due diligence oversight services for the some of the largest desalination projects in Asia, Australia and the Middle East. Mr. Tonner holds an honors degree in Mechanical Engineering from the University of Paisley in Scotland. He has been a member of the International Desalination Association since the late 1980s, serving on the Board of Directors from 1999 until 2004. He is currently a Director of the American Membrane Technology Association. He was a member of the World Health Organization (WHO) Desalination Technical Committee and served on the U.S. National Academy of Science’s Research Committee for Advancing Desalination Technology.

Armando Averhoff, age 50, joined our Company in November, 2010 as the Director of IT and was promoted to Vice President of Information Technology in August, 2014. Mr. Averhoff has more than 25 years of experience working with various aspects of information technology including infrastructure design, networking, servers, application development, ERP systems and computer operations. Prior to joining the Company, Mr. Averhoff was IT Director at Arrow Cargo Airlines and Computer Operations Manager at LNR Property Corporation in Miami, Florida.

Brent Brodie, age 52, was appointed Director of Sales and Marketing in September 2010 and was promoted to Vice President of Sales and Marketing in 2012. Mr. Brodie's experience includes 12 years serving in a variety of positions with GE Water and Process Technologies, most recently as Capital Equipment Sales Manager for the Caribbean region. Mr. Brodie was responsible for the management of multiple market channels, including direct sales, indirect distribution, sales representatives, joint ventures and original equipment manufacturers. Mr. Brodie received his Bachelor of Science in Chemical Engineering from the University of Minnesota and his Master of Business Administration (Marketing Emphasis) from the University of Michigan.

Ramjeet Jerrybandan, age 47, joined our Company in 1998 as the Operations Engineer in Grand Cayman. He was promoted to Operations Manager (Cayman) in 2005 and became our Vice President of Overseas Operations in May 2006. He obtained his Bachelor of Science degree in Industrial Engineering and his Master of Science degree in Engineering Management at the University of the West Indies. Mr. Jerrybandan holds an Advanced Diploma in Business Administration from the Association of Business Executives of London. He also has extensive training in the Information Technology field, including industrial automation systems.

Gregory S. McTaggart, age 51, is our Vice President of Cayman Operations. Mr. McTaggart joined our Company in January 1991 as our resident engineer and has served in his current capacity since 1994. For three years before joining us, Mr. McTaggart worked for the Caribbean Utilities Company, the electrical utility on Grand Cayman, as a mechanical engineer. Mr. McTaggart obtained his Bachelor of Mechanical Engineering from the Georgia Institute of Technology in 1986. Mr. McTaggart is the brother of Frederick W. McTaggart, the President, Chief Executive Officer and a director of our Company.

Robert B. Morrison, age 61, was appointed Vice President of Procurement and Logistics in November 2010. Mr. Morrison holds the designation “Certified Supply Chain Management Professional” and has more than 25 years of experience in the purchasing and logistics field. He joined DesalCo Limited as Purchasing Manager in June 1996 and held this post until our acquisition of that company in 2003. In March 2003, Mr. Morrison was promoted to Vice President of Purchasing and Information Technology, retaining this post until his acceptance of his current position in 2010. Prior to joining DesalCo Limited, Mr. Morrison was principal Purchasing Officer for the Ministry of Works & Engineering of the Bermuda government and Purchasing Manager for American-Standard in Toronto, Canada.

Gerard J. Pereira, age 44, was appointed Vice President of Product Technology in September 2010. Mr. Pereira obtained his Bachelor of Science and Master of Science in Chemical Engineering from the University of Waterloo, Ontario, Canada and joined Ocean Conversion (Cayman) Limited as Operations Engineer in 1995. He was promoted to Operations Manager of Ocean Conversion (Cayman) Limited in 1998, which post he held until our acquisition of that company. In March 2003, Mr. Pereira was promoted to Vice President of Engineering, retaining this post until his acceptance of the Vice President of Sales & Marketing position in 2008 and subsequently his current position of Vice President of Engineering and Technology in 2012.

Douglas R. Vizzini, age 47, joined our Company in 2007 as the Corporate Controller and was promoted to Vice President of Finance in 2012. Mr. Vizzini has more than 20 years of experience, including more than eight years with the accounting firm of Deloitte & Touché LLP and more than 12 years as the Corporate Controller for various public companies. Mr. Vizzini obtained a Bachelor of Accounting and Master of Science in Taxation from Florida International University and is a Certified Public Accountant in the state of Florida.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making compensation decisions for our Named Executive Officers, as defined under the heading “Additional Information Regarding Executive Compensation.” Specific information regarding the compensation earned by or paid to our Named Executive Officers in 2014 is set forth in a series of tables under the heading “Additional Information Regarding Executive Compensation.” The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Executive Compensation and Corporate Governance Highlights

Executive Compensation		Corporate Governance Highlights
☑	Redesigned short-term incentive compensation plan for 2014 that specifies performance goals, providing greater transparency for investors	☑	Shareholder outreach discussions between major institutional shareholders and Compensation Committee members
☑	Strengthened the relationship between corporate performance and executive compensation through the 2014 short-term compensation plan redesign	☑	Clawback policy that applies to executive incentive awards
☑	Approved in 2014 a new long-term compensation plan for implementation in 2015	☑	Company stock may not be hedged or pledged by directors or officers
☑	The new long-term plan specifies three-year performance goals that provide greater transparency for investors	☑	Share ownership guidelines established for the CEO and directors
☑	50% of the long-term incentive compensation opportunity for the CEO, COO, CFO, and other executives is based on Company performance	☑	Engagement of an independent compensation consultant reporting to the Compensation Committee Chairman
☑	Expanded peer group including companies with similar business models and comparable industries	☑	Independent Board Chairman

Say-on-Pay Vote

At our 2014 Annual Meeting of Shareholders, our advisory vote on executive compensation received the approval of 48% of the votes cast for this proposal. In response, the Compensation Committee (the “Committee”) of our Board of Directors spent a considerable amount of time and effort in 2014 continuing to work with our independent executive compensation consultant in the review and analysis of our executive compensation plans and programs. After careful consideration of the recommendations of our executive compensation consultant and the Summary Proxy Voting Guidelines published by Institutional Shareholder Services, our Board of Directors, guided by the Committee, initiated the following actions:

•	redesigned the short-term incentive compensation for our executive officers for 2014 and beyond to provide for both Company and individual performance goals in an effort to increase transparency and the relationship between executive compensation and the Company’s performance; and
•	approved changes to the long-term incentive compensation for our executive officers for 2015 and beyond to better align the interests of our executive officers with those of our shareholders by providing for the grant of restricted stock units to the executive officers, a portion of which would vest upon the achievement of long-term Company performance goals and the remainder of which would vest over time.

Short-Term Incentive Compensation.  As part of the redesigned short-term incentive compensation for our executive officers for 2014 and beyond, we:

1.	communicated incentive compensation to our executive officers as a target, with the opportunity to earn up to a maximum incentive for outstanding performance;
2.	specified financial and operational goals to be part of all executive officers’ short-term incentives compensation plans;
3.	continued to identify individual performance goals for executive officers, but reduced the relative amount of incentive compensation that could be earned upon the achievement of such individual goals in favor of the achievement of the corporate financial and operational goals;
4.	weighed the importance of short-term performance goals differently with respect to the executive officers based upon their ability to drive the achievement of such goals;
5.	employed a pay-for-performance leverage table that established threshold, target and upper pay and performance levels for the common financial and operational measures;
6.	established a short-term milestone goal to address project goals that are difficult to quantify, which goal is shared by all senior executive officers; and
7.	eliminated equity awards from short-term incentive compensation.

Long-Term Incentive Compensation.  Our Board of Directors approved changes to the long-term incentive compensation for our executive officers for 2015 and beyond to better align the interests of our executive officers with those of our shareholders. Under the revised plan, all executive officers will participate in the plan with the same measures and weights, but at different levels of opportunity. The plan will include a combination of performance and non-performance based grants of restricted stock units (RSUs). The non-performance based grants will represent 50% of the total long-term opportunity, and performance-dependent grants will represent the remaining 50%. The non-performance based grants will vest ratably over a three-year period.

The performance-based grants will provide participants the opportunity to earn shares based on a range of performance outcomes. The ultimate value of the earned awards will be based on the shares earned through performance and the change in our stock price. Based upon the recommendations of the Compensation Committee, our Board of Directors will approve at its May 2015 meeting (to be held immediately following the Annual General Meeting of Shareholders) appropriate measures for the performance-based component of the long-term compensation plan in order to address important long term (i.e. beyond one year) Company goals. We expect that the measures to be approved by the Board will consist of one or more of the following, based upon the specific rationale provided:

1.	Three-year Cumulative Operating Cash Flows — We may select this measure because it is important for us to continue to generate positive cash flows to pay dividends and to fund future expansion.
2.	Three-year Cumulative Earnings Per Share — This measure encourages increasing profits on a per-share basis, which reflects an increase in value for our shareholders.
3.	Three-year Cumulative Revenues (net of energy costs) — This measure accounts for additions to revenue from the new projects and organic growth from our existing business operations.
4.	Three-year Cumulative Return to Investors — This measure accounts for the total return to the investor at the end of the three year period based upon changes in the Company’s share price and cash dividends paid.

Performance-based RSUs vest at the end of three years based on results. We intend to use different leverage tables to reflect the variability of performance results with different maximum payout levels for each goal to reflect differences in achievement difficulty.

Overview of 2015 Executive Compensation Program as Result of Changes

The table below summarizes the elements of the Company’s 2015 executive compensation program and the objectives served by each element, as a result of the changes made in response to the outcome of the advisory vote on executive compensation at our 2014 Annual Meeting of Shareholders. We will use multiple metrics in our 2015 compensation program to provide a more complete view of performance, which we believe will capture key business objectives.

Type	Component	Objective
Performance-Based Compensation	Long-Term Incentive Awards	• Align the compensation of executives with the financial and operational performance of the Company and the value delivered to shareholders over the longer term.
• Reward for increases in stock price over the longer term.

•

Provide strong retention value to executives in the service of the Company over the longer term and keep executives focused on the delivery of financial and operational performance and increases in shareholder value.

	Annual Cash Incentive Awards	• Align the compensation of executives with the annual financial and operational performance of the Company and its achievement of annual revenue, operating margin and net income objectives.
Fixed Compensation	Base Salary	• Provide a competitive fixed payment to the executive for their service to the Company, set at a level that allows the Company to attract and retain top talent.
	Benefits & Perquisites	• Provide benefits that are competitive and enable the Company to attract and retain top executive talent.

Comparison of CEO Pay to Indexed Total Shareholder Return (“TSR”)

The chart below compares the five-year change in CEO compensation and the change in value of $100 invested in the Company (indexed TSR). This comparison is used by Institutional Shareholder Services (ISS) to assess alignment of CEO compensation with shareholder return. The chart shows that CEO pay and indexed TSR increased over the period. The trend lines show that indexed TSR has increased at a faster rate than CEO pay.

$1,250,000
$1,000,000
$750,000
$500,000
$250,000
$0
$200
$175
$150
$125
$100
$75
$50
$25
$0
2010
2011
2012
2013
2014
CEO Compensation
Indexed TSR
Linear (CEO Compensation)
Linear (Indexed TSR)

Pay Mix Analysis

The mix of total compensation elements for the Named Executive Officers in 2014, as a percentage of total compensation, is set forth in the table and charts below.

	Fixed Compensation (as a % of Total Compensation)		Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	Benefits & Other Compensation	Annual Cash Incentives
CEO	53%	2%	45%
CFO	71%	3%	26%
COO	72%	3%	25%
VP Overseas Ops.	70%	7%	23%
VP Eng. & Tech.	71%	8%	21%

CEO Pay Mix
45%
53%
2%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives

CFO Pay Mix
26%
71%
3%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives

COO Pay Mix
25%
72%
3%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives

VP Overseas Ops Pay Mix
23%
70%
7%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives

VP Eng. & Tech. Pay Mix
21%
71%
8%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives

Overview of Compensation Program

The Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy; maintaining competitive compensation; and structuring compensation to achieve our compensation objectives. Generally, the types of compensation and benefits we provide to our Named Executive Officers are similar to those provided to our other executive officers.

Compensation Philosophy and Objectives

The Committee believes that compensation paid to our Named Executive Officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of our Named Executives Officers’ compensation opportunities are directly related to achievement of our financial and operational goals. These goals include meeting revenue and profitability targets, operating within the capital expenditures budget, securing new projects and keeping current on the industry’s engineering advances in seawater conversion technology, all of which impact shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly skilled and motivated employees in key positions and that the compensation provided to key employees remains competitive relative to our Peer Companies (identified below).

The Committee believes executives at peer companies typically receive base salary, an annual bonus and equity-based compensation, with top executives (i.e., Chief Executive Officers and Chief Financial Officers) also receiving severance payments and, at times, payments upon a change of control. Accordingly, for 2014, the Committee determined that the compensation packages that we provided to our executives, including our Named Executive Officers, should include a mix of base salary and incentive-based cash compensation, with our Chief Executive Officer and Chief Financial Officer also receiving severance payments, and our Chief Financial Officer also receiving severance payments upon a change of control. Beginning in 2015, all executive officers also will be eligible to receive long-term equity compensation consisting of RSUs earned over time and upon the satisfaction of Company performance goals.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured our Named Executive Officers’ base salary and incentive-based compensation to motivate executives to achieve our business goals and reward them for achieving those goals.

In setting the base salaries in the employment agreements of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Committee determined the approximate total average annual cash compensation paid to executives performing similar functions at our Peer Companies.

In determining and considering adjustments to the base salaries in the employment agreements of our Vice Presidents, our Chief Executive Officer reviewed the average annual salaries paid to executives with similar levels of responsibility within our Peer Companies, taking into account the very limited availability of persons possessing the requisite skills and experience in the local labor market, and gave his recommendation to the Committee. The Committee compared the suggested annual base salary for each of our Vice Presidents to the annual base salaries paid to executives performing similar functions at comparable companies. Given that the suggested annual base salaries for our Vice Presidents were similar to that paid to executives within the Peer Companies, the Committee approved the salaries recommended by our Chief Executive Officer.

A significant amount of the total compensation paid to our Named Executive Officers is allocated to incentive-based compensation, as a result of the philosophy and objectives mentioned above.

In 2014, in furtherance of our compensation philosophy and objectives, the Committee re-engaged the POE Group Inc. (“POE”), an outside executive compensation consulting firm determined to be independent by the Committee, to conduct a review of, and recommend changes to, our total compensation program for our most highly compensated executive officers. A representative of POE attends Committee meetings at the invitation of the Committee Chairman and is also in contact directly with the Committee from time to time. POE provides the Committee with assistance and advice in the review of the Company’s salary structure, annual and equity incentive awards and other related executive pay issues. In addition, POE provides advice regarding marketplace trends and best practices relating to competitive pay levels. POE did not provide any services to the Company in 2014 other than its services as the Committee’s independent compensation consultant, and POE did not receive any fees or compensation from the Company other than the fee it received as the independent compensation consultant. The Committee confirmed that POE’s work for the Committee did not create any conflicts of interest.

Peer Companies

The Committee, with the assistance of POE, determined our peer group to include 12 comparably sized companies. Our Peer Companies generally fall within the following parameters:

•	0.4 times to 4.8 times our revenues; and
•	0.5 times to 4 times our market capitalization.

The assessment provided by POE included comparative compensation information for executive officers at the following companies (our “Peer Companies”), which are located in the U.S.:

Artesian Resources Corporation	Capstone Turbine Corporation
Connecticut Water Services Inc.	Delta Natural Gas Company Inc.
Energy Recovery Inc.	Echelon Corporation
FuelCell Energy Inc.	Middlesex Water Company
Primo Water Corporation	SJW Corporation
RGC Resources Inc.	York Water Company

Our Peer Companies will be used for executive compensation benchmarking and performance benchmarking. We believe that this larger peer group provides a valid benchmark comparison to our Company.

Metric	Peer Median*	CWCO*	CWCO Percentile Rank
Revenue	$95,000	$66,000	25.0%
Market Capitalization	$259,000	$160,000	33.3%
Net Income	$7,000	$6,000	50.0%
Total Assets	$234,000	$157,000	41.7%

*	Data for market capitalization is as of December 31, 2014, and revenue, net income and total asset data is as of December 31, 2014, or end of most recently completed fiscal year ($ in thousands).

The following are the key findings of POE’s review and analysis:

Our total compensation package for our executives is below average when benchmarked against publicly traded U.S. companies in our peer group. The Company has generally used base pay and annual incentives in its executive compensation package. Long-term incentives have played a minimal role in the compensation package.

•	Total cash (salary plus short-term bonus) for our CEO is in the top quarter of the Peer Companies. The comparison for our CEO shows consistently high short-term compensation and low long-term pay compared to our Peer Companies. In general, the CEO’s total compensation approximates the lower third of the Peer Companies.
•	Total cash (salary plus short-term bonus) for our CFO is in the top third of the Peer Companies. Total compensation for our CFO is in the lower third of the Peer Companies. Salary for our CFO is in the top quarter compared to the Peer Companies, while annual incentive approximates the median of the Peer Companies.
•	Total cash (salary plus short-term bonus) for the COO is at the median of the Peer Companies. In general, total compensation for our COO approximates the lower third of the Peer Companies. Salary for our COO is in the lower third of the Peer Companies, while short-term incentive is in the top quarter of the Peer Companies.

As a result of these findings, our Board of Directors, upon the recommendation of the Committee, has redesigned the short-term and long-term incentive compensation opportunities for our executive officers as previously described. The analysis provided by POE indicates that once fully implemented in 2015, our compensation plans will be more comparable to the compensation paid by our Peer Companies.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer determines the base salary and establishes the individual performance goals for our Chief Financial Officer and our Chief Operating Officer. The Committee must approve any compensation components for our Vice Presidents, Chief Operating Officer and Chief Financial Officer other than base salary. Our Chief Executive Officer is not involved with the setting of compensation for himself.

Advisory Vote on Executive Compensation

We have determined that our shareholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our shareholders at our 2011 Annual General Meeting of Shareholders. Accordingly, we conducted a Say-on-Pay vote at our 2014 Annual General Meeting of Shareholders. While this vote was not binding on the Company, our Board of Directors or the Committee, we believe that it is important for our shareholders to have an opportunity to vote on executive compensation as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation. Our Board of Directors and the Committee value the opinions of our shareholders, and, to the extent that there is any significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2014 Annual General Meeting of Shareholders, approximately 48% of the votes cast on the advisory vote on executive compensation proposal were cast in favor of our Named Executive Officer compensation as disclosed in the proxy statement. Our Board of Directors and the Committee reviewed these final vote results and determined that, given the level of support, the Company should revise the short-term and long-term components of our compensation program, as discussed in more detail below.

2014 Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for our Named Executive Officers were:

•	Base salary;
•	Incentive-based compensation;
•	Retirement and other benefits; and
•	Perquisites and other personal benefits.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data the Committee reviewed for similar positions, and the overall market demand for such executives at the time of hire or entry into employment agreements. As with total compensation, we believe that executive base salaries should be competitive with the salaries paid to executives at comparable companies. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and objectives.

Base salaries are reviewed annually and increased based upon: (i) a need to realign base salaries with market levels for the same positions at comparable companies; (ii) an internal review of the executive’s compensation, both individually and relative to other executive officers; (iii) the individual performance of the executive; and (iv) an assessment of whether significant corporate goals were achieved. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Incentive-Based Compensation

All of our executive officers were eligible to earn annual incentive compensation in the form of a cash bonus in 2014. The annual incentive compensation is performance based, with payout of these awards tied to the Company’s achievement of specific yearly net income, revenue and operating margin performance objectives, as well as individual performance for the year to the extent discussed below.

Company Performance-Based Incentives

Incentive awards for our executive officers for 2014 were determined using four corporate performance measures and targets established for each measure. Such incentive based compensation was structured to provide for a range of payouts corresponding to a range of Company performance outcomes against the performance measures.

Our executive officers were eligible to earn varying amounts of incentive compensation for 2014 based upon the Company’s achievement of the (1) minimum threshold, (2) target or (3) upper amount that was set for each of the short-term performance measures. The following table sets forth the range of percentages of base salary each executive officer was eligible to receive as incentive compensation based upon the relative achievement of each of these amounts:

Named Executive Officer	Below Threshold	Threshold	Target	Maximum
CEO	0%	35%	70%	109%
CFO	0%	15%	30%	47%
COO	0%	15%	30%	49%
VP Overseas Ops.	0%	12.5%	25%	44%
VP Eng. & Tech.	0%	12.5%	25%	41%

The Committee established the 2014 corporate performance measures for the Company based on the 2014 financial performance estimates approved by the Company’s Board and the Company’s historic performance. Setting performance measures involves both selecting the performance metrics that will be used to drive short-term business performance and establishing the performance targets for each of those metrics. The 2014 annual bonus for each Named Executive Officer was calculated by the Board of Directors based upon its assessment of the Company’s performance in the areas set forth in the table below, with a weighting assigned to each factor for each of the Named Executive Officers noted. The Committee set the corporate performance goals at levels it believed require strong performance for a target payout and superior performance for an upper payout. The four corporate performance criteria, and the respective weighting assigned to each for our Named Executive Officers, are set forth in the table below.

	Weighting of Short-Term Performance Measures
	Net Income(1)	Revenue(2)	Operating Margin(3)	Mexico Project(4)	Individual
Frederick W. McTaggart Chief Executive Officer	40%	30%	10%	10%	10%
David W. Sasnett Executive VP & Chief Financial Officer	40%	30%	10%	10%	10%
John Tonner Executive VP & Chief Operating Officer	20%	20%	40%	10%	10%
Ramjeet Jerrybandan VP Overseas Operations	30%	20%	40%	0%	10%
Gerard J. Pereira VP Engineering & Technology	20%	20%	40%	10%	10%

(1)	The net income target was based upon the Company’s projection of net income for 2014, as adjusted for certain components of net income that are not directly affected by management’s performance.
(2)	The revenue target was based upon the Company’s projected “adjusted revenue,” defined as projected revenues for 2014 adjusted to exclude energy pass-through charges for 2014.
(3)	The operating margin target was based upon the Company’s projected “operating margin” for 2014. Operating margin is defined as gross profit divided by revenues.
(4)	The Mexico project target was based upon the Company’s subsidiary, N.S.C. Agua S.A. de C.V., obtaining an agreement or agreements for its proposed Rosarito, Mexico plant to supply at least 30 million gallons per day.

The Committee selected these four performance measures to capture the most important aspects of the top- and bottom-line performance of the Company and short-term corporate goals. The Committee sets the relative weighting among the performance measures for each of the Named Executive Officers in accordance with the relative importance of those measures, in the Committee’s view, to the Company’s performance, the strength of the Company’s business and the Named Executive Officers’ ability to drive results with respect to these measures.

The relative percentages of the threshold and upper performance amounts to the target amount for each performance measure, and the Company's 2014 performance with respect to each measure, are set forth in the table below.

Performance Measure	Threshold	Target	Upper	Company’s 2014 Results
Net Income	75%	100%	125%	130%
Revenue	90%	100%	110%	104%
Operating Margin	90%	100%	110%	103%

The impact of the Company's 2014 performance with respect to each of the performance measures on the 2014 short-term incentive bonus for each Named Executive Officer, based upon the relative weightings assigned to these performance measures for each Executive, is as follows:

Performance Measure	Frederick W. McTaggart	David W. Sasnett	John Tonner	Ramjeet Jerrybandan	Gerard J. Pereira
Net Income	60%	60%	30%	45%	30%
Revenue	38%	38%	25%	25%	25%
Operating Margin	12%	12%	50%	50%	50%
Mexico Project Goal	0%	0%	0%	0%	0%
Individual Goals	10%	10%	10%	10%	15%
Total percentage of target amounts achieved	120%	120%	115%	130%	120%
Incentive compensation payable assuming target amounts were achieved	317,118	90,000	82,565	43,750	39,323
Incentive compensation earned for 2014	$381,685	$108,325	$94,935	$56,870	$47,180
Incentive compensation as a percentage of base salary	84%	36%	34%	32%	30%

Changes to Incentive Compensation for 2015

The Board of Directors approved changes to the incentive compensation program for our executive officers for 2015 and beyond to add a long-term component to better align the interests of our executive officers with those of our shareholders. Under the revised plan, all executive officers will participate in the plan with the same measures and weights, but at different levels of opportunity. The plan will include a combination of performance and non-performance based grants of RSUs. The non-performance based grants will represent 50% of the total long-term opportunity, and performance-dependent grants will represent the remaining 50%. The non-performance based grants will vest ratably over a three-year period.

The performance-based grants will provide participants the opportunity to earn RSUs based on a range of performance outcomes. The ultimate value of the earned awards would be based on the RSUs earned through performance and the change in the Company’s stock price. The Board of Directors will select one or more of the following measures for the performance component of the long-term design in order to address important Company goals beyond one year, with the specific rationale for each measure set forth below:

1.	Three-year Cumulative Operating Cash Flows — We may select this measure because it is important for us to continue to generate positive cash flows to pay dividends and to fund future expansion.
2.	Three-year Cumulative Earnings Per Share — This measure encourages increasing profits on a per-share basis, which reflects an increase in value for our shareholders.
3.	Three-year Cumulative Revenues (net of energy costs) — This measure accounts for additions to revenue from the new projects and organic growth from our existing business operations.
4.	Three-year Cumulative Return to Investors — This measure accounts for the total return to the investor at the end of the three year period based upon changes in the Company’s share price and cash dividends paid.

Performance share plans will vest at the end of three years based on results. We intend to use different leverage tables to reflect the variability of performance results with different maximum payout levels for each goal to reflect differences in achievement difficulty.

Pension Plan

As with every employer in the Cayman Islands, we are required by the National Pension Law to provide a pension plan for our employees in the Cayman Islands. We belong to the Cayman Islands Chamber Pension Plan, the Ocean Conversion Staff Pension Plan and the Fidelity Pension Plan in the Cayman Islands. The Chamber Pension Plan is a non-profit entity that is administered by the Bank of Butterfield; the Ocean Conversion Staff Pension Plan has as its trustee Colonial Private Trustee Limited and is administered by the British Caymanian Insurance Company Ltd.; and the Fidelity Pension Plan is administered by Fidelity Pension Services (Cayman) Limited, who are also the trustees of the plan.

Under the Cayman Islands National Pensions Law, all employees between the ages of 18 and 60 must contribute a specified minimum percentage of their earnings to a pension plan. Since June 1, 2002, all employees must contribute 5% of their earnings to a pension plan. An employee also has the option of contributing more than the prescribed minimum. We are required to match the contribution of the first 5% of each participating employee’s salary to a maximum of $72,000. Employees earning more than $72,000 are not required to make contributions on amounts over $72,000. All contributions by our employees are collected by us and paid into the various pension plans on a monthly basis.

All three plans are defined contribution plans, and as such the amount that an employee receives upon retirement is directly related to the amount contributed to the plan by the employee while working. Once an employee retires (employees become eligible for retirement at age 60 in the Cayman Islands), an employee has the following options for receiving benefits:

•	Receive a cash payout if the employee’s retirement savings are less than $6,000;
•	Transfer the retirement savings to a life annuity for investment by a life insurance company and payment of a regular income stream to the employee for the remainder of the employee’s life (and the employee’s spouse’s life if the employee is married at the time of retirement); or
•	Transfer the retirement savings to a Retirement Savings Arrangement account with an approved provider or bank, and receive regular income payments until the account is depleted.

Perquisites and Other Personal Benefits

Pursuant to their respective employment agreements, our Chief Executive Officer, Chief Financial Officer, Vice President of Overseas Operations and Vice President of Engineering & Product Technology were each provided with an automobile expense allowance of $1,150 per month in 2014. Pursuant to the employment agreement with our Executive Vice President and Chief Operating Officer, we provided him with an automobile expense allowance of $1,000 per month in 2014.

Termination-Based Compensation

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

•	the death of the Named Executive Officer;
•	the Named Executive Officer being adjudicated bankrupt;
•	the Named Executive Officer giving six months’ notice of termination; and
•	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Islands law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Islands law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be relieved of his duties. In the case of all Named Executive Officers other than our Chief Financial Officer and Chief Operations Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer and Chief Operations Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year.

If our Chief Financial Officer or Chief Operations Officer terminates his respective employment agreement upon six months’ notice or if we terminate his employment agreement due to his commission of an act or omission that could result in material harm to us, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer are entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. These employment agreements provide for a lump sum severance payment equal to 24 months to our Chief Executive Officer, a lump sum severance payment of 12 months to our Chief Financial Officer and a lump sum severance payment equal to six months to our Chief Operating Officer, of their then current respective base salaries if their employment is terminated without cause or if their employment agreements are not renewed. The Committee negotiated our Chief Executive Officer’s severance package to provide him an amount equal to his base salary for the length of his non-competition arrangement with us. Based upon the data reviewed by the Committee, we believe that our Chief Executive Officer’s, Chief Financial Officer’s and Chief Operating Officer’s severance packages are generally in line with severance packages offered to chief executive officers, chief financial officers and chief operating officers of comparable companies.

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangement, the Committee recognizes the importance to the Company and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, the Committee negotiated our Chief Financial Officer’s Change in Control arrangement to provide him an amount equal to three times his base salary. We believe that our Chief Financial Officer’s Change in Control arrangement is generally in line with such arrangements offered to chief financial officers of comparable companies.

For the purposes of this discussion, a “Change of Control” occurs when: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 30% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2014 and this proxy statement.

Submitted by the Members of the 2014 Compensation Committee

Carson K. Ebanks
Richard L. Finlay
Clarence B. Flowers, Jr.
Raymond Whittaker

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three other most highly compensated executive officers based upon total compensation (collectively, our “Named Executive Officers”) for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Frederick W. McTaggart Chief Executive Officer	2014	453,026	381,685	—	17,400	852,111
	2013	411,841	308,883	173,458	16,800	910,982
	2012	411,841	247,105	82,368	16,200	757,514
David W. Sasnett Executive VP & Chief Financial Officer	2014	300,000	108,325	—	13,800	422,125
	2013	285,525	100,000	—	13,200	398,725
	2012	277,200	69,300	—	12,600	359,100
John Tonner Executive VP & Chief Operating Officer	2014	275,215	94,935	—	12,000	382,150
	2013	245,725	70,000	—	11,400	327,125
	2012	238,550	85,000	—	10,800	334,350
Ramjeet Jerrybandan VP Overseas Operations	2014	175,000	56,870	—	17,400	249,270
	2013	166,320	50,000	—	16,800	233,120
	2012	151,200	45,360	—	16,200	212,760
Gerard J. Pereira VP Engineering & Technology	2014	157,293	47,180	—	17,400	221,873
	2013	152,712	45,815	—	16,800	215,327
	2012	151,200	49,896	—	16,200	217,296

(1)	Bonus amounts have been determined pursuant to the bonus terms outlined in our Named Executive Officers’ respective employment agreements.
(2)	Under the terms of Mr. McTaggart’s employment agreement, his bonus was to be paid 75% in cash and 25% in Ordinary Shares, valued at the market price at the close of trading on December 31, of the relevant fiscal year, for years prior to 2014. As a result, Mr. McTaggart received Ordinary Shares of 7,302 and 11,131 during 2013 and 2012, respectively. Additionally, Mr. McTaggart received 5,000 Ordinary Shares during 2013 based upon the achievement of an incentive-based compensation goal.
(3)	Represents (i) pension plan contributions of $3,600 for Frederick W. McTaggart, Ramjeet Jerrybandan and Gerard Pereira for 2014, 2013 and 2012; (ii) car allowance of $13,800, 13,200 and $12,600 for Frederick W. McTaggart, Mr. Sasnett, Mr. Jerrybandan and Mr. Pereira for 2014, 2013 and 2012, respectively; and (iii) car allowance of $12,000, $11,400 and $10,800 for Mr. Tonner for 2014, 2013 and 2012.

Employment Agreements

Frederick W. McTaggart — President and Chief Executive Officer

On January 1, 2004, we entered into a three-year employment agreement with Frederick W. McTaggart, our President and Chief Executive Officer. This agreement is subject to extension each year upon mutual agreement such that the term will be for three years from January 1 of the next following year, which is currently through December 31, 2017. If we terminate Mr. Frederick McTaggart without cause, he is entitled to twice his current annual base salary.

Mr. McTaggart is also entitled to an automobile expense allowance, which amounted to $12,600, $13,200 and $13,800 in 2012, 2013 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month.

David W. Sasnett — Executive Vice President & Chief Financial Officer

Effective January 1, 2008, we entered into a two-year employment agreement with Mr. Sasnett, our Executive Vice President and Chief Financial Officer, which has since been extended through December 31, 2016. Under the terms of the employment agreement, Mr. Sasnett is entitled to an annual base salary and a performance bonus if certain performance goals are met. Prior to 2014, these performance goals were established by the Company’s Chief Executive Officer. Beginning in 2014, the Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Sasnett’s individual performance goals. If the Chief Executive Officer of the Company or the Company decides not to extend the term of the employment agreement, the term of the employment agreement will expire on December 31 of the year in which such decision is made, and the Company will be obligated to pay Mr. Sasnett, in cash, a severance payment equal to his base salary on the expiration date.

Mr. Sasnett is also entitled to an automobile expense allowance, which amounted to $12,600, $13,200 and $13,800 in 2012, 2013 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month.

John Tonner — Executive Vice President and Chief Operating Officer

Effective September 1, 2011, we entered into an employment agreement with Mr. Tonner. Under the terms of this employment agreement, Mr. Tonner is entitled to an annual base salary and a performance bonus pursuant to the completion of certain performance goals. Prior to 2014, these performance goals were established by the Company’s Chief Executive Officer. Beginning in 2014, the Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Tonner’s individual performance goals.

Pursuant to the terms of the employment agreement, Mr. Tonner is entitled to an automobile expense allowance, which amounted to $10,800, $11,400 and $12,000 in 2012, 2013 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Ramjeet Jerrybandan — Vice President of Overseas Operations

Effective January 1, 2008, we entered into an employment agreement with Mr. Jerrybandan. Under the terms of this employment agreement, Mr. Jerrybandan is entitled to an annual base salary and a performance bonus pursuant to the completion of certain performance goals. Prior to 2014, these performance goals were established by the Company’s Chief Executive Officer. Beginning in 2014, the Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Jerrybandan’s individual performance goals.

Pursuant to the terms of the employment agreement, Mr. Jerrybandan is entitled to an automobile expense allowance, which amounted to $12,600, $13,200 and $13,800 in 2012, 2013 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Gerard J. Pereira — Vice President of Engineering and Technology

Effective January 1, 2008, we entered into an employment agreement with Mr. Pereira. Under the terms of this employment agreement, Mr. Pereira is entitled to an annual base salary and a performance bonus pursuant to the completion of certain performance goals. Prior to 2014, these performance goals were established by the Company’s Chief Executive Officer. Beginning in 2014, the Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Pereira’s individual performance goals.

Pursuant to the terms of the employment agreement, Mr. Pereira is entitled to an automobile expense allowance, which amounted to $12,600, $13,200 and $13,800 in 2012, 2013 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option awards as of December 31, 2014, for each Named Executive Officer.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Option Exercise Price(1)	Option Grant Date	Option Expiration Date(2)
Named Executive Officer	Exercisable	Unexercisable
Frederick W. McTaggart	35,000	—	10.68	02/22/11	02/22/17
David W. Sasnett	7,383	—	7.90	03/19/09	03/19/15
	28,325	—	10.68	02/22/11	02/22/17
John Tonner	18,000	—	9.11	07/15/11	07/15/17
Ramjeet Jerrybandan	17,703	—	10.68	02/22/11	02/22/17
Gerard J. Pereira	3,925	—	7.90	03/19/09	03/19/15
	14,163	—	10.68	02/22/11	02/22/17

(1)	These options vest annually in equal tranches beginning on the first anniversary of the date of grant.
(2)	These options expire three years from the applicable vesting date.

Option Exercises and Stock Vested

The following table provides information for each of the Named Executive Officers on stock option exercises during the year ended December 31, 2014, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker commissions.

Option awards
Named Executive Officer	Number of shares acquired on exercise	Value realized on exercise
Frederick W. McTaggart	—	—
David W. Sasnett	—	—
John Tonner	—	—
Ramjeet Jerrybandan	6,652	17,162
Gerard J. Pereira	—	—

No shares vested to the Named Executive Officers during the year ended December 31, 2014.

Pension Benefits

We do not have any defined benefit plans and only offer defined contribution plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

The section below describes the payments that may be made to the Named Executive Officers upon termination or Change in Control, as defined below, pursuant to individual agreements. For payments made to a participant upon a retirement other than in connection with termination or a Change in Control, see “Pension Benefits” above.

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

•	the death of the Named Executive Officer;

•	the Named Executive Officer being adjudicated bankrupt;
•	the Named Executive Officer giving six months’ notice of termination; and
•	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Islands law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Islands law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be terminated. In the case of all Named Executive Officers other than our Chief Financial Officer and Chief Operating Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year. In the case of our Chief Operating Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of two years.

Assuming our Named Executive Officers’ employment agreements were terminated on December 31, 2014, due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the compensation due to our Named Executive Officers would be as set forth in the following table.

Named Executive Officer	Salary ($)	Medical Insurance ($)	Pension Fund Contribution ($)	Total Compensation ($)
Frederick W. McTaggart	2,000	52,421	7,200	61,621
David W. Sasnett	1,000	24,052	—	25,052
John Tonner	2,000	52,882	—	54,882
Ramjeet Jerrybandan	2,000	19,176	7,200	28,376
Gerard J. Pereira	2,000	52,421	7,200	61,621

If our Chief Financial Officer terminates his employment agreement or if we terminate his employment agreement due to his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Islands law, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer are entitled to receive severance payments under their employment agreements. Our Chief Executive Officer’s, Chief Financial Officer’s and Chief Operating Officer’s employment agreements provide for a lump sum severance payment equal to 24 months, 12 months and six months, respectively, of their then current respective base salaries if their employment is terminated without cause or if their employment agreements are not renewed. The Committee negotiated these severance packages to provide them with an amount equal to their base salary for the length of their non-competition arrangements with us. The following table sets forth the total amount of severance payments that would be made to Messrs. McTaggart, Sasnett and Tonner if their employment agreements were terminated without cause as of December 31, 2014:

Name	Severance ($)
Frederick W. McTaggart	906,051
David W. Sasnett	300,000
John Tonner	137,608

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangement, the Committee recognizes the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, the Committee negotiated our Chief Financial Officer’s Change in Control arrangement to provide him an amount equal to three times his base salary. We believe that our Chief Financial Officer’s Change in Control arrangement is generally in line with such arrangements offered to chief financial officers of comparable companies.

For the purposes of this discussion, a “Change of Control” occurs when: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 50% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

The following table sets forth the total amount of change in control payments that would be made to Mr. Sasnett if his employment agreement was terminated upon a “Change in Control” as of December 31, 2014:

Name	Change In Control ($)
David W. Sasnett	900,000

Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brian E. Butler*	37,550	10,400	47,950
Carson K. Ebanks*	37,500	12,200	49,700
Richard L. Finlay*	41,250	12,800	54,050
Clarence B. Flowers, Jr.*	36,800	12,800	49,600
Wilmer F. Pergande*(2)	140,200	12,800	153,000
Leonard J. Sokolow*(3)	66,700	12,800	79,500
Raymond Whittaker*(4)	70,800	15,800	86,600

*	The Board of Directors has determined that each of such persons is an “independent director” under the corporate governance rules of NASDAQ.
(1)	Represents fair value on the date of grant.
(2)	Of the $140,200 fees earned or paid in cash, $27,500 is related to director fees from Consolidated Water (Bahamas) Limited, $20,000 is related to director fees from N.S.C. Agua, S.A. de C.V, $9,000 is related to directors fees from our affiliate, Ocean Conversion (BVI) Ltd. and $4,000 is related to director fees from Consolidated Water (Asia) Pte. Limited.
(3)	Of the $66,700 fees earned or paid in cash, $20,000 is related to director fees from N.S.C. Agua, S.A. de C.V. and $4,000 is related to director fees from Consolidated Water (Asia) Pte. Limited.
(4)	Of the $70,800 fees earned or paid in cash, $10,000 is related to director fees from Consolidated Water (Belize) Limited and $18,500 is related to directors fees from our affiliate, Ocean Conversion (BVI) Ltd.

Director Compensation Policy

Our Chairman receives an annual retainer of $58,000 in addition to the meeting and attendance fees paid to each non-executive director.

Each director who is not an executive officer is entitled to an annual retainer of $18,000 and an attendance fee of $3,000 for each Board of Directors’ meeting attended, and $1,000 for each telephonic Board of Directors’ meetings attended.

Each director who is a member of the Audit Committee is entitled to an attendance fee of $1,100 for each Audit Committee meeting attended, except for the Chairman of the Audit Committee, who is entitled to $1,850 for each Audit Committee meeting attended.

Each director who is a member of the Compensation Committee is entitled to an attendance fee of $1,100 for each Compensation Committee meeting attended, except for the Chairman of the Compensation Committee, who is entitled to $1,850 for each Compensation Committee meeting attended.

Each director who is a member of the Nominations and Corporate Governance Committee is entitled to an attendance fee of $1,100 for each Nominations Committee meeting attended, except for the Chairman of the Nominations and Corporate Governance Committee, who is entitled to $1,850 for each Nominations and Corporate Governance Committee meeting attended.

In addition, under the non-executive directors share grant plan, each director receives Ordinary Shares worth the share equivalent of $2,000 for each quarterly Board of Directors meeting and $600 for each Committee meeting attended. The Ordinary Shares are calculated by dividing the accumulated share attendance fees by the prevailing market price on October 1 of the preceding year.

Our Directors who are also executive officers of our Company are not entitled to an annual retainer or any attendance fees.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors consists of Messrs. Ebanks, Finlay, Flowers and Whittaker. No member of the Compensation Committee is, or at any time in the past has been, an officer or employee of the Company or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To our knowledge, based solely on review of these filings and written representations from the certain reporting persons, we believe that during the fiscal year ended December 31, 2014, our officers, directors and significant stockholders have timely filed the appropriate form under Section 16(a) of the Exchange Act.

Transactions With Related Persons

The Company has a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the Company and one of the Company’s directors or nominees for director, executive officers, 5% shareholders, or a member of one of these persons’ immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is in the best interests of the Company.

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Stock Performance Graph

The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company’s Ordinary Shares, (ii) the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and (iii) the Peer Group Index. The peer group consists of Middlesex Water Company, Connecticut Water Services Inc., American States Water Co., California Water Service Group and Artesian Resources Corporation. The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends.

Historical stock price performance shown on the performance graph is not necessarily indicative of future stock price performance.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
VALUE OF $100 INVESTED ON DECEMBER 31, 2009

	Consolidated Water Co. Ltd.	S&P 500 Index	Peer Group Index
2009	100.00	100.00	100.00
2010	64.17	112.78	103.00
2011	60.04	112.78	102.34
2012	51.78	127.90	117.69
2013	98.67	165.76	116.05
2014	74.74	184.64	124.00

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OTHER MATTERS

Deadline for Shareholder Proposals

Shareholder proposals intended to be presented under Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and accompanying proxy for the 2015 Annual Meeting of Shareholders, including nomination of an individual for election as a director at the 2016 Annual Meeting of Shareholders, must be received at the Company’s principal executive offices in the Cayman Islands on December 18, 2015 and must meet all the requirements of Rule 14a-8. To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, see “Committees of the Board of Directors.”

Proposals and other notices should be sent to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three,
4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of the Company’s proxy statement, annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of the documents to you if you notify the Company’s Secretary at the Company’s executive offices of your desire to receive additional copies. If you wish to receive separate copies of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact your bank, broker or other nominee record holder, or you may contact the Company’s Secretary at the Company’s executive offices.

Financial Statements and Exhibits to Form 10-K

The Company’s financial statements are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that was filed with the SEC on March 13, 2015, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered a part of this soliciting material.

The Company’s 2014 Annual Report, which is included with this proxy statement, does not include copies of the exhibits to that filing. The Company will furnish any such exhibits by request sent to the Company’s Secretary.

Other Matters

Management knows of no matters that are to be presented for action at the meeting other than the matters set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The Company will make available a list of shareholders of the Company before the close of business on May 8, 2015, for inspection during normal business hours from 8:30 a.m. through 4:30 p.m., at the Company’s corporate headquarters located at Regatta Office Park, Windward Three, 4th Floor, West Bay Road, Grand Cayman, KY1-1102, Cayman Islands. The list will also be available for inspection during the meeting.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88265-P62031

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSOLIDATED WATER CO. LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Wilmer F. Pergande
02) Leonard J. Sokolow
03) Raymond Whittaker

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date